ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of the       day of February, 2008 by and between Claimsnet.com, Inc., a Delaware corporation (the “Purchaser”), and Acceptius, Inc., a Delaware corporation (the “Seller”).

WHEREAS, Seller is the owner of certain assets used in connection with its business of providing services to the health care industry (the “Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to buy from Seller, all the assets of the Business as set forth on Schedule 1.1(a) (the “Assets”), except for the Excluded Assets (as defined below), for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Purchase of Assets.

(a) On the terms and subject to the conditions stated in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser at the Closing (as defined below), and Purchaser agrees to purchase or acquire from the Seller, all right, title and interest of the Seller in and to the Assets primarily relating to or used or held for use in connection with the Business as the same may exist on the Closing Date (as defined below) as described on the attached Schedule 1.1(a), and including without limitation all those items in the following categories that conform to the definition of the term Asset:

(i) copies of all books, records and other data relating to the Assets and operations of the Business, including, but not limited to, manuals, marketing collateral, flow charts, correspondence, provided that Seller shall retain originals of the tax and accounting records of the Business as heretofore conducted and Seller shall provide true and accurate copies of the same to Purchaser upon Purchaser’s request following the Closing;

(ii) all of Seller’s right, title and interest in and rights to use the data used in the Business and all software, source code, documentation, manual and computer processes relating to the Business, whether owned or licensed, including without limitation, all proprietary software used in the Business;

(iii) all of Seller’s right, title and interest in and to the goodwill and going concern value related to the Business;

(iv) the name and mark “Acceptius” and any name or mark derived from or including the foregoing;

(v)	all of Seller’s cash and cash equivalents;

(vi)	all of Seller’s accounts receivables as described on attached Schedule 1.1(a);

(vi) all of Seller’s right, title and interest in and to the contracts related to the Business effective as of February 1, 2008, as described on attached Schedule 1.1(a)(vi) (the “Assumed Contracts”); and

(vii) all fixed assets related to the Business.

Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to the Purchaser free and clear of all liabilities, obligations, liens and encumbrances excepting only Assumed Liabilities (as defined below).

(b) Excluded Assets. The Seller will retain and not transfer, and the Purchaser will not purchase or acquire, the following assets (collectively, the “Excluded Assets”):

(i) Seller’s corporate existence and records (provided, however, that Seller shall provide copies of such records to Purchaser on request); and

(ii) the assets listed on Schedule 1.1(b);

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. Purchaser agrees to assume the liabilities described on the attached Schedule 1.2(a) (the “Assumed Liabilities”); and

(b) Limits. Except for the Assumed Liabilities, or except as otherwise expressly set forth herein, Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, including, but not limited to, that certain office lease between Seller and Prestonwood Reality Limited, dated July 11, 2001, as amended.

ARTICLE 2
CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur concurrently with the execution of this Agreement at 10:00 a.m. on the      day of February, 2008 (or such later time and date as the parties may mutually agree) at the offices of Claimsnet.com inc., 14860 Montfort Dr., Suite 250, Dallas, Texas 75254. The time and date on which the Closing occurs is called the “Closing Date.”

ARTICLE 3
CLOSING EXCHANGE

3.1 Purchase Price for Assets.

Subject to the terms and conditions set forth in this Agreement, the purchase price to be paid by Purchaser to Seller for the Assets shall be as set forth on the attached Schedule 3.1 (the “Purchase Price”).

3.2 Certain Closing Deliveries.

(a) Cash and Purchaser Shares. At the Closing, Purchaser shall deliver to Seller, pursuant to Schedule 3.1, (i) cash and (ii) certificates representing the Purchaser Shares (as defined below) due at Closing, duly endorsed or accompanied by duly executed stock powers (the “Certificates”).

(b) Transfer of Assets. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser good and valid title to all the Assets.

3.3 Sales Tax. Seller shall bear and pay, and shall reimburse Purchaser, for any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to Purchaser. Seller shall cooperate with Purchaser to file all requests for certifications of sales and use tax due, including, without limitation, pursuant to any applicable state laws of Texas.

3.4 Allocation of Purchase Price. Purchaser and Seller have agreed upon the allocation of the consideration paid by Purchaser to Seller among the Assets. Such allocation shall be made in accordance with the applicable rules under Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and is binding upon Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Purchaser and Seller also each agree to file appropriate documents with the Internal Revenue Service (the “IRS”) under Treasury Regulation Section 1.1060-1T(h)(3) reflecting the foregoing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser as follows:

4.1 Authority; Consent. Seller has full power and authority (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to, or contemplated by, this Agreement and (b) to carry out the transactions contemplated hereby and thereby. This Agreement, and each such agreement, document and instrument executed and delivered by Seller pursuant to this Agreement, constitute valid and binding obligations of Seller enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency or similar laws of general application relating to or affecting the rights of creditors and subject to general principles of equity. To the knowledge of Seller, the execution, delivery and performance by Seller of this Agreement, and each agreement, document and instrument pursuant to this Agreement to which it is a party, does not require Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

4.2 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as presently conducted. Seller is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in (i) the business, operations, prospects, financial condition, results of operations, assets or liabilities of a party, taken as a whole or (ii) the ability of a party to perform its obligations under this Agreement.

4.3 No Conflicts. Except as set forth on Schedule 4.3, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) result in any violation of the terms of, (b) contravene or conflict with, (c) accelerate the performance of the obligations required under, (d) constitute a default under, (e) give any right of termination or cancellation under or (f) give any right to make any change in any of the liabilities or obligations under, Seller’s Certificate of Incorporation or By-laws, or any agreement, contract, note, bond, debenture, indenture, mortgage, deed of trust, lease, license, judgment, decree, order, law, rule or regulation or other restriction applicable to Seller or to which Seller is a party or by which Seller or its property or assets are bound or affected. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the creation of any lien upon any of the properties or assets of Seller.

4.4 Financial Statements. Seller has previously furnished to Purchaser true and complete copies of Seller’s unaudited balance sheet and notes thereto as of December 31, 2007 and statements of operations for the fiscal year then ended and interim balance sheet and income statements for the period ended January 31, 2008 (collectively, the “Seller Financial Statements”). The Seller Financial Statements (including any related schedules) fairly present the financial position of Seller for the periods or as of the dates therein set forth, subject, where appropriate, to normal year-end adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

4.5 Changes. Except as previously disclosed in writing to Purchaser, since the date of the Seller Financial Statements:

(a) there has been no material adverse change in the business, property, financial condition or results of operations of the Business; and

(b) except for the transaction contemplated hereby and for immaterial transactions, Seller has conducted business in the ordinary and usual course.

4.6 Status of Property.

(a) Real Property. The Assets do not include any owned real estate.

(b) Leased Real Property. The Assets do not include any leased real property.

(c) Personal Property. Except as set forth on Schedule 4.6(c), Seller owns and has good, valid and indefeasible title to all of its personal property that comprise the Assets and used in connection with the conduct of the Business, and none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, restriction on transfer, security title, encumbrance or other charge.

(d) Transfer of Title. At the Closing, Purchaser will receive good, valid and indefeasible title to the Assets, “as is, where is and with all faults,” free and clear of all liens, encumbrances, charges, restrictions on transfer, equities and other claims of every kind, other than the Assumed Liabilities.

4.7 Taxes.

(a) There are currently no tax liens, other than liens for taxes not yet delinquent, on any of the Assets.

(b) To the best knowledge of Seller, there is no reason for any tax lien to attach to the Assets in the future relating to, or caused by actions of, Seller prior to the Closing Date.

4.8 Intellectual Property.

(a) To Seller’s knowledge, Seller has ownership of, or license or other rights to use, all computer software, patent, copyright, trade secret (including, without limitation, customer lists, production processes and inventions), trademark, service mark and other proprietary rights (collectively, “Intellectual Property”) used in the Business as presently conducted. To Seller’s knowledge, Seller’s rights in all of such Intellectual Property are freely transferable, provided that no representation or warranty is made as to licensed software which is generally commercially available and used in the ordinary course of business. To Seller’s knowledge, no proceedings have been instituted, or are pending or threatened, which challenge the rights of Seller in respect of any Intellectual Property, and to Seller’s knowledge, no other person has alleged any rights in or to the Intellectual Property. To the knowledge of Seller, the conduct of the Business has not and does not infringe any Intellectual Property of any other person. No proceeding charging Seller with infringement of any adversely held Intellectual Property has been filed or is, to the best knowledge of Seller, threatened to be filed.

(b) To Seller’s knowledge, there are no patents, patent applications, trademarks, service marks, trademark and service mark applications or registrations and registered copyrights of Seller related to the conduct of the Business.

4.9 Litigation. There are no claims, actions, suits or proceedings and there is no litigation or governmental or administrative proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller related to the Business.

4.10 Finder’s Fees. Seller will be liable for any broker’s commission or finder’s fee arising from any agreement executed by Seller in connection with the transactions contemplated by this Agreement.

4.11 Disclosure; Reliance. Seller has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of Purchaser, and Seller has been provided access to and an opportunity to review any and all information respecting Purchaser requested by Seller in order for Seller to make its own determination to proceed with the transaction contemplated by this Agreement and the purchase of the Purchaser Shares. Except for the specific representations and warranties expressly made by Purchaser in Article 5 of this Agreement, (a) Seller acknowledges and agrees that Purchaser is not making any representation or warranty, expressed or implied, at law or in equity, in respect of the business, Purchaser or any of Purchaser’s business, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information, memoranda, documents, projections, material or other information (financial or otherwise) regarding Purchaser furnished to Seller, (b) Seller specifically disclaims that it is relying upon or has relied upon any such other representations or warranties and acknowledges and agrees that Purchaser has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any person and (c) Seller is acquiring the Purchaser Shares on an “as is, where is” basis, “with all faults,” subject only to the specific representations and warranties set forth in Article 5 of this Agreement.

4.12 Reliance Upon Seller’s Representations. Seller understands that the Purchaser Shares will not be registered under the Securities Act of 1933 (the “Securities Act”) on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Purchaser’s reliance on such exemption is based on Seller’s representations set forth in this Article 4.

4.13 Investment Status. It is the present intention of Seller to receive and hold the Purchaser Shares for the private investment of Seller and that any sale or exchange or offer of the Purchaser Shares, or any part thereof, will not be made in any manner that will violate the securities laws. The Seller has no contract, understanding, agreement or arrangement with any person to sell or transfer to any such persons, or to anyone, or to have any such person sell for such Seller any of the Purchaser Shares and Seller is not engaged in, and does not plan to engage in, within the foreseeable future, any discussion with any person relating to the sale or transfer of the Purchaser Shares or any part thereof.

4.14 Domicile. The address set forth under Seller’s name on the signature pages hereto is true and correct and represent the primary address and domicile of Seller.

4.15 Restricted Securities. Seller understands that the Purchaser Shares have not been registered under the Securities Act and will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Purchaser Shares unless (a) pursuant to an effective registration statement under the Securities Act, or (b) two (2) years after the date of this Agreement have passed; provided, however, that in the event of a Change in Control (as defined below), Seller may sell the Purchaser Shares to a third party purchaser so long as Seller provides Purchaser with an opinion of counsel, in form and substance acceptable to Purchaser and its counsel, to the effect that such sale of the Purchaser Shares may be made without violation of the Securities Act. The term “Change in Control” shall mean the sale of Purchaser through a merger, consolidation or sale of all or substantially all of the outstanding stock of Purchaser, or a similar transaction.

4.16 Legend. Seller agrees that the Certificates shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS AND RULES, OR, UNLESS, IMMEDIATELY PRIOR TO THE TIME SET FOR TRANSFER, SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT AND OTHER APPLICABLE STATE LAWS AND RULES.”

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted and (b) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

5.2 Capitalization. Immediately prior to the Closing, the authorized capital stock of the Purchaser and the issued and outstanding shares of its capital stock are as set forth on the attached Schedule 5.2. Other than as set forth on Schedule 5.2, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Purchaser of any shares of its capital stock. All of the Purchaser’s outstanding securities have been validly issued and are fully paid, non-assessable and free of preemptive rights except as set forth on Schedule 5.2.

5.3 Due Authorization. All corporate actions on the part of Purchaser necessary for the authorization, execution, delivery of and the performance of all obligations of the Purchaser under this Agreement and the authorization, sale, issuance, reservation for issuance and delivery of all of the Purchaser Shares under this Agreement have been taken, no further consent or authorization of Purchaser or the Board of Directors or stockholders is required and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) the effect of rules of law governing the availability of equitable remedies and (c) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

5.4 Valid Issuance of Purchaser Shares. At the Closing, the Purchaser Shares will be, in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable, free from all taxes, liens or encumbrances of any nature, and charges with respect to the issue thereof. No preemptive right, co-sale right, right of first refusal or other similar right exists with respect to the Purchaser Shares or the issuance thereof.

5.5 Compliance with Securities Laws. Subject to the accuracy of the representations made by the Seller in Article 4 hereof, the Purchaser Shares (assuming no change in applicable law and no unlawful distribution of the Purchaser Shares by the Seller or other parties) will be issued to Seller in compliance with applicable exemptions from (a) the registration and prospectus delivery requirements of the Securities Act and (b) the registration and qualification requirements of all applicable securities laws of the states of the United States.

5.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency on the part of Purchaser is required in connection with the issuance of the Purchaser Shares to Seller, or the consummation of the other transactions contemplated by this Agreement, except (a) such filings as have been made prior to the date hereof and (b) such additional post-Closing filings as may be required to comply with applicable state and federal securities laws and the listing requirements of any national securities exchange.

5.7 Non-Contravention. Assuming the accuracy of the representations and warranties made by Seller in Article 4 hereof, the execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby (including issuance of the Purchaser Shares), do not (a) contravene or conflict with the Certificate of Incorporation or By-laws of Purchaser, (b) constitute a violation of any provision of any federal, state, local or foreign law, rule, regulation, judgment, order or decree applicable to Purchaser or (c) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which Purchaser is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of Purchaser under any material contract to which Purchaser is a party or any material permit, license or similar right relating to Purchaser or by which Purchaser may be bound or affected, except in the case of clauses (b) and (c), for such violations, breaches or defaults as would not be reasonably likely to have a Material Adverse Effect.

5.8 Litigation. There are no claims, actions, suits or proceedings and there is no litigation or governmental or administrative proceeding or investigation pending or, to Purchaser’s knowledge, threatened against Purchaser.

5.9 Compliance with Law and Charter Documents. Purchaser is not in violation or default of any provisions of its Certificate of Incorporation or By-laws. Purchaser has complied and is currently in compliance with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over Purchaser’s business or properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.10 Material Non-Public Information. Purchaser has not provided to Seller any material, non-public information other than information related to the transactions contemplated by this Agreement.

5.11 SEC Documents.

(a) Reports. Purchaser has made available to Seller through the Securities and Exchange Commission’s (the “SEC”) website (www.sec.gov) prior to the date hereof each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC (the “SEC Documents”). Purchaser has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Purchaser is not aware of any event occurring on or prior to the Closing Date (other than the transactions contemplated by this Agreement) that would require the filing of a Form 8-K after the Closing. Each of the SEC Documents, as of the respective dates thereof (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each SEC Document, as it may have been subsequently amended by filings made by Purchaser with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document.

(b) Sarbanes-Oxley. Purchaser has furnished to the SEC all certifications required by the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Purchaser nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(c) Financial Statements. The financial statements of Purchaser in the SEC Documents present fairly, in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, the financial position of Purchaser as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments. Except as set forth in the financial statements in the SEC Documents, Purchaser has no liabilities (contingent or otherwise), other than liabilities incurred since September 30, 2007 in the ordinary course of business, which (individually or in the aggregate ) are material to Purchaser, taken as a whole.

5.12 Absence of Certain Changes Since the Balance Sheet Date. Since January 31, 2008, the business and operations of Purchaser have been conducted in the ordinary course consistent with past practice, and there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Purchaser with respect to any shares of capital stock of the Purchaser, or any repurchase, redemption or other acquisition by Purchaser of any outstanding shares of Purchaser’s capital stock;

(b) any damage, destruction or loss, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(c) any waiver by Purchaser of a valuable right or of a material debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(d) any material change or amendment to, or any waiver of any material right under a material contract or arrangement by which Purchaser or any of Purchaser’s assets or properties is bound or subject;

(e) any change by Purchaser in its accounting principles, methods or practices or in the manner in which it keeps its accounting books and records, except any such change required by a change in GAAP or by the SEC; or

(f) any other event or condition of any character, except for such events and conditions that have not resulted, and are not expected to result, either individually or collectively, in a Material Adverse Effect.

5.13 Intellectual Property. Purchaser owns or possesses sufficient rights to use the Intellectual Property which is necessary to conduct its businesses as currently conducted, except where the failure to currently own or possess would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Purchaser has not received any written notice of, and has no actual knowledge of, any infringement of, or conflict with, asserted rights of others with respect to any Intellectual Property.

5.14 Title to Property and Assets. The properties and assets of Purchaser are owned free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests except for (a) statutory liens for the payment of current taxes that are not yet delinquent and (b) liens, encumbrances and security interests that arise in the ordinary course of business and do not in any material respect affect the properties and assets of the Purchaser. With respect to any property and assets it leases, Purchase is in compliance with such leases in all material respects.

5.15 Taxes. Purchaser has timely filed, or has valid extensions of the time to file, all necessary federal, state and foreign income and franchise tax returns due prior to the date hereof, such tax returns are complete and accurate in all material respects, Purchaser has paid or accrued all taxes shown as due thereon and Purchaser has no knowledge of any material tax deficiency which has been or might be asserted or threatened against it. Purchase is not the subject of any pending or, to Purchaser’s knowledge, threatened inquiry, investigation or administrative or legal proceeding by the IRS, or the taxing authority of any other jurisdiction.

5.16 Insurance. Purchaser maintains insurance of the types and in the amounts that it reasonably believes is prudent and adequate for its business, all of which insurance is in full force and effect.

5.17 Labor Relations. No material labor dispute exists or, to the knowledge of Purchaser, is imminent with respect to any of the employees of Purchaser.

5.18 Internal Accounting Controls. Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Purchaser has not been advised by its auditors that there are significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information.

Since October 22, 2007, neither Purchaser, nor any director, officer or (to the knowledge of Purchaser) any employee, auditor, accountant, attorney or representative of Purchaser, has received or otherwise had or obtained knowledge of (i) any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or its internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser has engaged in questionable accounting or auditing practices or (ii) any fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in Purchaser’s internal controls.

5.19 Transactions With Officers and Directors. None of the officers or directors of Purchaser has entered into any transaction with Purchaser that would be required to be disclosed pursuant to Item 404(a), (b) or (c) of Regulation S-K of the SEC.

5.20 Disclosure. Purchaser has conducted, to its satisfaction, its own independent investigation of the condition, operations and Business, and Purchaser has been provided access to and an opportunity to review any and all information respecting Seller requested by Purchaser in order for Purchaser to make its own determination to proceed with the transaction contemplated by this Agreement and the purchase of the Assets.

ARTICLE 6
CONDITIONS TO CONSUMMATING THE TRANSACTION

6.1 Joint Conditions. The obligations of each party to consummate the transactions provided for in this Agreement are subject to no action, suit or proceeding (other than such an action, suit or proceeding directly or indirectly instituted by a party hereto seeking to terminate this Agreement) being threatened or pending, and no injunction, order, decree or ruling being in effect, seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery hereof or the consummation of the transactions contemplated hereby.

6.2 Purchaser’s Conditions. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Purchaser, at or prior to the Closing Date, of the following conditions:

(a) Seller’s Representations True. The representations and warranties of the Seller made in this Agreement shall be true and correct in all material respects at the Closing Date, except as affected by the transactions contemplated hereby.

(b) Seller’s Compliance with Agreement. The Seller, in all material respects, shall have performed each agreement, and shall have complied with each covenant, to be performed or complied with by it on or prior to the Closing Date under this Agreement.

(c) Seller’s Approvals. All authorizations, consents and approvals, if any, of, and filings, if any, with, any governmental authority that are required for the Seller to validly execute, deliver and perform this Agreement, or to consummate the transactions provided for in this Agreement, shall have been obtained or made.

(d) Due Diligence. Purchaser shall have completed its due diligence investigation of Seller to its reasonable satisfaction.

6.3 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller, at or prior to the Closing Date, of the following conditions:

(a) Purchaser’s Representations True. The representations and warranties made by Purchaser herein shall be true and correct in all material respects at the Closing Date, except as affected by the transactions contemplated hereby.

(b) Purchaser’s Compliance with Agreement. Purchaser shall have performed each agreement, and complied with each covenant to be performed or complied with by it on or prior to the Closing Date under this Agreement, in all material respects.

(c) Purchaser Approvals. All authorizations, consents and approvals, if any, and filings, if any, with any governmental authority that are required for Purchaser to validly execute, deliver and perform this Agreement, or to consummate the transactions provided for in this Agreement, shall have been obtained or made.

(d) Due Diligence. Seller shall have completed its due diligence investigation of Purchaser to its reasonable satisfaction.

6.4 Joint Responsibilities. Each party shall use its commercially reasonable efforts to satisfy the conditions to the obligations of the parties under this Agreement.

ARTICLE 7
POST-CLOSING COVENANTS

The parties, covenant and agree that:

7.1 Further Actions. Seller shall execute and deliver at its own expense, such further instruments of transfer and conveyance, documents and certificates as may be reasonably requested by Purchaser in order to more effectively convey and transfer to Purchaser the Assets, to aid and assist in reducing to possession or exercising rights with respect to the Assets or to consummate any of the transactions contemplated hereby.

Purchaser shall as promptly as practical, but in no event later than seven (7) business days after receipt, deliver any cash, checks, mail, packages, notices and other similar communications it receives that are part of or related to the Excluded Assets to Seller. Likewise, Seller shall endorse in favor of Purchaser any checks or other instruments of payment that by their terms are payable to Seller but that are property of Purchaser.

7.2 Cooperation. Seller shall use its commercially reasonable efforts to aid Purchaser in establishing itself as the new owner and operator of the Assets and, in connection therewith, shall use its commercially reasonable efforts to maintain Seller’s goodwill and reputation with all suppliers, customers, distributors, creditors and others having business relations with Seller and in the business community generally.

7.3 Inspection of Records. Seller shall provide to Purchaser and its designated representatives complete access at the offices of Seller to all the books, records and documents (financial and otherwise) of Seller, and to further cause the members, officers and employees of Seller to cooperate with and assist Purchaser and its representatives in conducting their examination of Seller. In connection therewith, Purchaser agrees not to contact or discuss any aspect of the proposed transaction with any lender, employee, customer or other person associated in business with Seller without first obtaining the written consent of Seller.

ARTICLE 8
INDEMNIFICATION

8.1 Breach. None of (a) the consummation of the transactions contemplated by this Agreement, (b) the delay or omission of any party to exercise any of its rights under this Agreement or (c) any investigation or disclosure that any party makes, any notice that any party gives, or any knowledge that any party obtains as a result thereof, or otherwise, shall (i) affect the liability of the parties to one another for Breaches (as defined below) of this Agreement or (unless the other party is materially prejudiced by such delay or omission) (ii) prevent any party from relying on the representations or warranties contained in this Agreement. As used herein, a party’s “Breach” shall mean any representation or warranty being untrue when made by such party, any breach of any of such party’s covenants or agreements or any other claim that may be asserted against such party arising from this Agreement or the transactions contemplated thereby.

8.2 Indemnity by Seller. Subject to Section 8.6, Seller agrees to indemnify Purchaser against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any (a) Breach by Seller under this Agreement or (b) any claim asserted by a third party that, assuming the truth thereof, would constitute a Breach by Seller under this Agreement.

8.3 Indemnity by Purchaser. Subject to Section 8.6, Purchaser agrees to indemnify Seller against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred in investigating or defending against the same, arising out of any (a) Breach by Purchaser under this Agreement or (b) any claim asserted by a third party that, assuming the truth thereof, would constitute a Breach by Purchaser under this Agreement.

8.4 Procedure. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article 8, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing. In case any such proceeding shall be brought against any Indemnified Party, it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume and control the defense thereof, with counsel satisfactory to such Indemnified Party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the Indemnifying Party shall pay as incurred the fees and expenses of the counsel retained by the Indemnified Party in the event (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

In the event either party notifies the other party of a claim pursuant to this Section 8.4 (such notice, a “Notice of Claim”), the Indemnifying Party shall have thirty (30) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnified Party (a “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the claims, losses, damages and liabilities in respect thereof has not yet been determined, such thirty (30) day period shall not commence until a further written notice (a “Notice of Liability”) has been sent or delivered by the Indemnified Party to the Indemnifying Party setting forth the amount of the claims, losses, damages and liabilities incurred by the Indemnified Party that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or basis for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the claims, losses, damages and liabilities asserted, the amount, if any, which the Indemnifying Party believes is due the Indemnified Party. If no such Contest Notice is given within such 30-day period, the obligation of the Indemnifying Party to pay to the Indemnified Party the amount of the claims, losses, damages and liabilities set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party. If, on the other hand, the Indemnifying Party contests a Notice of Claim or Notice of Liability (as the case may be) within such 30-day period, the Indemnified Party and the Indemnifying Party shall thereafter attempt in good faith to resolve their dispute by agreement. If they are unable to so resolve their dispute within the immediately succeeding thirty (30) days, such dispute shall be resolved by binding arbitration in Dallas County, Texas. The award of the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. Upon final determination of the amount of the claims, losses, damages and liabilities that is the subject of an indemnification claim (whether such determination is the result of the Indemnifying Party’s acceptance of, or failure to contest, a Notice of Claim or Notice of Liability, or of a resolution of any dispute with respect thereto by agreement of the parties or binding arbitration), such amount shall be payable, in cash by the Indemnifying Party to the Indemnified Parties who have been determined to be entitled thereto within fifteen (15) days of such final determination of the amount of the claims, losses, damages and liabilities due by the Indemnifying Party. Any amount that becomes due hereunder and is not paid when due shall bear interest at the maximum legal rate per annum from the date due until paid.

8.5 Limitations. Anything to the contrary notwithstanding, an Indemnified Party shall not be indemnified and shall hold the Indemnifying Party harmless in respect of any claims, losses, damages and liabilities (a) unless and until the aggregate amount of such claims, losses, damages and liabilities exceeds $10,000, in which event the Indemnified Party shall be indemnified and held harmless in respect of all claims, losses, damages and liabilities, in excess of such $10,000, and (b) to the extent that such claims, losses, damages and liabilities are covered by insurance owned by the Indemnified Party, or to the extent any net loss is reduced by any tax benefits resulting therefrom. Notwithstanding anything to the contrary in this Agreement, the liability of the Indemnifying Party to the Indemnified Party shall be limited, in the aggregate, to an amount equal to the aggregate value of the Purchase Price payments made to the Seller pursuant to Section 3.1 hereof (with the Purchaser Shares valued as of the date hereof). The liability of the Seller shall be up to the total amount of the Purchase Price. Seller may elect, in its discretion, to deliver to Purchaser a number of shares of Purchasers Shares as payment of all or a portion of Seller’s indemnification obligations hereunder, with such shares to be deemed to have a value equal to the fair market value thereof as of the date of delivery.

8.6 Exclusive Remedy. The provisions of this Article 8 shall be the exclusive remedy or exclusive means to obtain relief, as the case may be, of Seller and Purchaser in the event of any Breach by the Purchaser or Seller or with respect to any claim of any third party arising out of or in connection with this Agreement or the transactions contemplated hereby.

8.7 Survival. The foregoing indemnification shall survive the Closing for a period of one (1) year from Closing.

ARTICLE 9
MISCELLANEOUS

9.1 Fees and Expenses. Each party to this Agreement will pay its fees and expenses in connection with this Agreement and the transactions contemplated hereby. In the event a party to this Agreement seeks to enforce any of its rights hereunder in a court of competent jurisdiction, and if such action results in a judgment for either party (a dismissal with prejudice by the party commencing such action shall be deemed to be a judgment in favor of the other party for purposes of this section), the prevailing party shall be entitled to recover from the other party, in addition to the relief awarded to the prevailing party in or by judgment, all court costs, reasonable investigation expenses and reasonable attorneys’ fees incurred by the prevailing party in such action.

9.2 Governing Law. This Agreement shall be construed under and governed in all respects by the internal laws of the State of Texas, without regard to conflict of laws rules. Venue for any dispute shall be the state or federal courts located in Dallas County, Texas.

9.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon confirmation of receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below, or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER:	Claimsnet.com, Inc.

14860 Montfort Drive, Suite 250
Dallas, Texas 75254
Fax: 972-457-1737
Attention: Mr. Don Crosbie, President
TO SELLER:	Acceptius, Inc.

15400 Knoll Trail, Suite 330
Dallas, TX 75248

Fax: 972-980-0929 Attention: Mr. Fried Elliott, President

Any notice given hereunder may be given on behalf of any party by it or its counsel or other authorized representatives.

9.4 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, are complete, reflect the entire agreement of the parties with respect to its subject matter and supersede all previous written or oral negotiations, commitments and writings.

9.5 Severability. In the event any section or part of this Agreement or any of the attached exhibits or parts thereof should be adjudged invalid, such adjudication shall in no manner affect the other sections or exhibits, which shall remain in full force and effect as if the section or exhibit so declared or adjudged invalid were not originally a part hereof.

9.6 Assignability; Binding Effect. This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and enforceable by, and shall insure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns.

9.7 Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision thereof. No breach or violation of any provision hereof may be waived except by an agreement in writing signed by the waiving party.

9.8 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

9.9 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

9.10 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto or in the case of a waiver, the party or parties waiving compliance.

9.11 Certain Remedies. If any party should default in the performance of its obligations hereunder, the other party or parties, as applicable, shall, in addition to any other of its rights and remedies hereunder or otherwise, be entitled to seek the remedy of specific performance, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

9.12 Registration Rights.

(a) If the Company proposes to register any of its stock or other securities either for its own account (other than (i) a registration relating solely to employee benefit plans or (ii) a registration relating to a Rule 145 transaction), the Company shall, at such time, promptly give the Seller written notice of such registration. Upon the written request of the Seller given within twenty (20) calendar days of the date such notice is given, the Company shall, subject to the provisions herein, include in the registration all of the Purchaser Shares that Seller has requested to be registered.

(b) The Company shall bear and pay all fees, costs and expenses incident to such registration statement and incident to keeping it effective and in compliance with all federal and state securities laws, rules, and regulations. Such costs do not include fees or disbursements of accountants or other advisors or discounts on commissions of the Seller.

(c) The Company shall use its best efforts to register or qualify any Purchaser Shares included in the registration statement under state “blue sky” or similar securities laws in such jurisdictions as the Seller reasonably request and to take such other action as may be reasonably necessary to enable the Seller to sell the Purchaser Shares in the jurisdictions where such registration or qualification was made.

[Signature Page to Follow]

In Witness Whereof the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

PURCHASER:

Claimsnet.com, Inc.

By: /s/ Don Crosbie

Don Crosbie, CEO

SELLER:

Acceptius, Inc.

By:	/s/ Fried Elliott

Fried Elliott, President